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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-21157), Form S-3 (File No. 333-80129), Form S-3 (File No. 333-88718), Form S-3, (File No. 333-107063), Form S-3 (File No. 333-109733), Form S-3 (File No. 333-121630) and Form S-8 of The Macerich Company of our reports dated March 11, 2004, except for Note 2, Accounting for the Impairment or Disposal of Long-Lived Assets as to which the date is March 11, 2005 and March 11, 2004, relating to the consolidated financial statements and financial statement schedules of The Macerich Company and of Pacific Premier Retail Trust, which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Los Angeles, California
March 25, 2005

162     The Macerich Company

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM